Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU PROVIDES FISCAL 2006 EARNINGS UPDATE

SUPERVALU ANNOUNCES ITS PLAN TO SELL 20 CORPORATE RETAIL STORES IN

PITTSBURGH MARKET

MINNEAPOLIS – September 6, 2005 - SUPERVALU INC. (NYSE: SVU) today announced that it expects diluted earnings per share for the second quarter to approximate $0.48 to $0.50 per diluted share before anticipated charges associated with its decision to sell 20 corporate retail stores in Pittsburgh. The company also announced it will incur after-tax charges of approximately $38 to $43 million, or approximately $0.26 to $0.30 per diluted share during fiscal 2006 as a result of the decision to sell its Pittsburgh retail stores. The majority of the charge, which is primarily non-cash, will occur in the second quarter. The results for the second quarter of fiscal 2006, which ends on September 10, 2005, will be released on October 17.

The second quarter earnings outlook primarily reflects the softening sales environment across the company’s operations. The company expects negative comparable store sales in the second quarter of approximately 2 percent, including the 40 basis point impact of planned in-market store expansion. The earnings outlook also includes additional costs of approximately $0.02 per diluted share, reflecting higher than anticipated start up costs for the new technology investment in supply chain services.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “The sales environment has weakened since the first quarter as the impact of higher fuel prices continues to unfold across the consumer spending landscape. We are working to refine our merchandising programs during this challenging environment to generate sales improvement. We remain very well positioned for the long term. Several of our new initiatives have been launched, including W. Newell & Co. produce and our supply chain technology investments, as well as the integration of Total Logistics, Inc. which is substantially complete. We remain committed to our strategy, which includes innovative retail merchandising programs, network expansion and the delivery of best-in-class supply chain services across the grocery retail channel and beyond. The establishment of our new 18 percent return on invested capital goal guides all of our important initiatives across the company.”

The company expects many of the Pittsburgh Shop ‘n Save locations to be acquired by existing Shop ‘n Save independent operators who currently operate 55 stores in the Pittsburgh and surrounding market areas.

Commenting on the Pittsburgh market, Noddle said “By eliminating the split ownership of the Shop ‘n Save banner in the Pittsburgh market, Shop ‘n Save’s go-to-market strategy will be simplified. We remain committed to our strong independent operators whose local customer knowledge and marketing savvy positions them to successfully compete and serve the Pittsburgh customer base.”

For fiscal 2006, diluted earnings per share is now expected to be in the range of approximately $1.90 to $2.04 per share, which includes $0.26 to $0.30 per share impact for the charge associated with the sale of the Pittsburgh retail stores. The earnings range also includes start up costs of approximately $0.07 to $0.09 per diluted share relating to the new growth and return initiatives including supply chain technology investments and the W. Newell & Co. business launch. This is slightly higher than the previous start up cost estimate of approximately $0.05 to $0.07 per diluted share. Both the second quarter and full year earnings range guidance excludes any potential impact from Hurricane Katrina, which has yet to be determined. For the fiscal 2006 year, diluted earnings per share excluding the charge related to the sale of the Pittsburgh Shop ‘n Save stores is now expected to be in the range of $2.20 to $2.30, compared to the company’s previous guidance of $2.30 to $2.45. In conjunction with its second quarter earnings release, the company will provide additional information regarding its outlook for the year.

As of June 18, 2005 SUPERVALU’s retail store network consists of 1,555 stores in 40 states, including 1,287 Save-A-Lot extreme value stores - 411 corporate-owned Save-A-Lot stores, 876 licensed Save-A-Lot stores; 268 regional banner stores including Cub Foods, Shop ‘n Save, Shoppers Food & Pharmacy, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. SUPERVALU serves as primary supplier to approximately 2,200 stores and SUPERVALU’s own regional banner store network of 268 stores.

Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,555 retail grocery locations, including licensed Save-A-Lot locations. With its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retail sector. Through SUPERVALU’s geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. In addition, SUPERVALU’s third-party logistics business provides end-to-end supply chain management solutions that deliver value for manufacturers, consumer products retailers and food service customers. SUPERVALU currently has more than 57,000 employees. For more information about SUPERVALU visit www.supervalu.com.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the company’s ability to dispose of its Pittsburgh stores s planned, the impact of natural disasters on local and regional markets, transportation systems and the company’s customers, the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s supply chain services operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food and fuel price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the supply chain services business and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

INVESTORS:

Yolanda Scharton

952-828-4540

yolanda.scharton@supervalu.com

MEDIA:

Lynne High

952-828-4515

lynne.high@supervalu.com